UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2021 (July 28, 2021)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact name of registrant as specified in its charter)

New York	1-4858	13-1432060
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

521 West 57th Street, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

(212) 765-5500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value 12 1/2 cents per share	IFF	New York Stock Exchange
6.00% Tangible Equity Units	IFFT	New York Stock Exchange
0.500% Senior Notes due 2021	IFF 21	New York Stock Exchange
1.75% Senior Notes due 2024	IFF 24	New York Stock Exchange
1.800% Senior Notes due 2026	IFF 26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Revolving Credit Agreement

On July 28, 2021, International Flavors & Fragrances Inc. (the “Company” or “IFF”) and certain of its subsidiaries entered into the Third Amended and Restated Credit Agreement (the “Amended and Restated Revolving Credit Agreement”), which amended and restated the Credit Agreement, dated as of November 9, 2011, which had been previously amended and restated as of December 2, 2016, further amended as of May 21, 2018, June 6, 2018, July 13, 2018 and January 17, 2020, and further amended and restated as of August 25, 2020 among the Company, certain of its subsidiaries, the banks, financial institutions and other institutional lenders party thereto, and Citibank, N.A. as administrative agent.

The Amended and Restated Revolving Credit Agreement provides for, among other things, a $2.0 billion senior unsecured revolving loan credit facility maturing July 28, 2026. At the option of the Company, the facility may be increased to $2.5 billion subject to certain conditions. The Company’s maximum permitted ratio of Net Debt to Consolidated EBITDA under the Amended and Restated Revolving Credit Agreement will be 4.75 to 1.0, stepping down to 3.50 to 1.0 over time (with a step-up if the Company consummates certain qualifying acquisitions).

The lenders and other financial institutions that are party to the Amended and Restated Revolving Credit Agreement and their respective affiliates engage in financial advisory, investment banking, commercial banking or other transactions of a financial nature with the Company and its subsidiaries, including the provision of advisory services for which they receive certain fees, expense reimbursements or other payments.

The foregoing description of the Amended and Restated Revolving Credit Agreement is not intended to be complete and is qualified in its entirety by the copy thereof which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Nicolas Mirzayantz, current President, Scent, has been appointed President of IFF’s Nourish division, effective September 1, 2021. Mr. Mirzayantz will succeed Kathy Fortmann, current President, Nourish, who has decided to pursue other opportunities outside of IFF. IFF veteran and current President, Global Consumer Fragrances, Christophe de Villeplee, will transition into the role of President, Scent.

In his new role, Mr. Mirzayantz will remain on the Company’s Executive Committee and oversee the strategy and commercial and creative execution for the Nourish division. Mr. Mirzayantz has held positions of increasing responsibility throughout his 33-year career with IFF since joining in 1988. He has served as President, Scent since October 2018 and was our Group President, Fragrances from January 2007 to October 2018. Among his many roles, Mr. Mirzayantz served as a member of our Temporary Office of the Chief Executive Officer, served dual roles as Senior Vice President, Fine Fragrance and Beauty Care and Regional Manager, North America for flavors and fragrances; our Senior Vice President, Fine Fragrance and Beauty Care, and our Vice President Global Fragrance Business Development.

Mr. de Villeplee joined IFF in 1999 and has held positions of increasing responsibility in the Scent division since. He has served as President, Global Consumer Fragrances since February 2014, expanding customer relationships and positioning the division as an industry leader. Among his leadership roles, he has held the positions of Senior Vice President, Consumer Fragrances and Vice President, Fine Fragrances and Beauty Care.

A copy of the press release issued by the Company regarding these matters is being furnished as Exhibit 99.1 to this Form 8-K and is hereby incorporated by reference.

(c)

The information set forth above is incorporated by reference into this Item.

(e)

In connection with Mr. Mirzayantz’s new role, the Compensation Committee of the Board (the “Committee”) approved a base salary increase of $65,000, an increase of 10% in his annual bonus target percentage and an additional grant of restricted stock units with an aggregate grant date fair value equal to $500,000. In addition, the Committee has agreed that for the Company’s normal 2022 annual compensation cycle, the total target grant date fair value for Mr. Mirzayantz’s long-term awards will be $2,100,000.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Third Amended and Restated Credit Agreement, dated as of July 28, 2021 among International Flavors & Fragrances Inc., International Flavors & Fragrances (Nederland) Holding B.V. and International Flavors & Fragrances I.F.F. (Nederland) B.V., as borrowers, the lenders signatory thereto and Citibank, N.A. as administrative agent.

99.1	Press Release dated July 28, 2021 of International Flavors & Fragrances Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Nanci Prado
Name:	Nanci Prado
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary
Dated:	July 28, 2021